Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-166748, 333-156005 and 333-72081) of Beckman Coulter, Inc. of our report dated June 18, 2010 appearing in this annual report on Form 11-K related to the Beckman Coulter, Inc. Savings Plan for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

June 18, 2010